DraftKings Reports Second Quarter Revenue of $466 million; Second Quarter B2C Revenue Increases 68% YOY; Revenue Exceeds Midpoint of Guidance by More Than $30 million and Adjusted EBITDA Outperforms Midpoint of Guidance by Almost 40%

Raises 2022 revenue guidance and improves 2022 Adjusted EBITDA guidance

Boston, MA – August 5, 2022— DraftKings Inc. (Nasdaq: DKNG) (“DraftKings” or the “Company”) today reported its second quarter 2022 financial results.

Second Quarter 2022 Highlights

For the three months ended June 30, 2022, DraftKings reported revenue of $466 million, an increase of 57% compared to $298 million during the same period in 2021. Revenue for the Company’s B2C segment grew to $455 million, an increase of 68% compared to the three months ended June 30, 2021, notwithstanding a less favorable sports calendar in the second quarter of 2022 compared to the second quarter of 2021. Revenue and Adjusted EBITDA outperformed the midpoints of their respective guidance ranges for the second quarter of 2022, which were previously provided by DraftKings during its first quarter earnings call on May 6, 2022 and included contributions from the Company’s acquisition of Golden Nugget Online Gaming, Inc. (“GNOG”) and the Company’s expected launch in Ontario (the “Q2 Guidance”), by more than $30 million and by almost 40%, respectively. Results for the three months ended June 30, 2022 include the operations of GNOG on and after May 5, 2022, which is the date on which the GNOG acquisition was consummated.

“DraftKings had an excellent second quarter, exceeding expectations for revenue and Adjusted EBITDA,” said Jason Robins, DraftKings’ co-founder, Chief Executive Officer and Chairman of the Board. “Customer engagement remains strong, and we continue to see no perceivable impact from broader macroeconomic pressures. Due to our ongoing investments in core online gaming technologies, we are in a strong position from a competitive perspective as we approach the beginning of the NFL season. We remain well capitalized, ready to enter new markets as they become live, and confident in our ability to compete and win with customers.”

“We executed very well in the second quarter and outperformed the midpoints of the Q2 guidance ranges for revenue and Adjusted EBITDA that we provided on our first quarter earnings call,” added Jason Park, DraftKings’ Chief Financial Officer. “Our B2C segment drove revenue growth due to stronger than anticipated customer activity, while we continued to make progress on identifying and capturing operating efficiencies. As a result, looking forward, we are increasing the midpoint of our fiscal year 2022 revenue guidance by $15 million and improving the midpoint of our fiscal year 2022 Adjusted EBITDA guidance by $60 million.”

Continued Healthy Growth in Player Retention, Acquisition and Engagement

•Monthly Unique Payers (“MUPs”) increased to 1.5 million average monthly unique paying B2C customers, representing an increase of 30% compared to the second quarter of 2021. This increase reflects strong unique payer retention and acquisition across DraftKings’ Sportsbook and iGaming products as well as the expansion of its Sportsbook and iGaming products into new jurisdictions, partially offset by a decline in Daily Fantasy Sports MUPs.

•Average Revenue per MUP (“ARPMUP”) was $103 in the second quarter of 2022, representing a 30% increase compared to the same period in 2021. This increase was primarily due to strong customer engagement, a continued mix shift into DraftKings’ Sportsbook and iGaming products and reduced promotional intensity compared to the same period in 2021.

Raising Midpoint of 2022 Revenue Guidance and Improving 2022 Adjusted EBITDA Guidance

•DraftKings is raising its fiscal year 2022 revenue guidance to a range of $2.08 billion to $2.18 billion from the range of $2.055 billion to $2.175 billion previously announced on the Company’s first quarter earnings call on May 6, 2022, which included contributions from the Company’s acquisition of GNOG and the Company’s expected launch in Ontario (the “Prior FY 2022 Guidance”). This updated 2022 revenue guidance range equates to year-over-year growth of 60% to 68%.

•DraftKings is also improving its fiscal year 2022 Adjusted EBITDA guidance to a loss of between $765 million and $835 million from its Prior FY 2022 Guidance of a loss of between $810 million and $910 million.

•DraftKings’ updated guidance for fiscal year 2022 revenue and Adjusted EBITDA includes all the states and jurisdictions in which it was live as of August 5, 2022.

•Detailed financial data and other information is available in DraftKings’ Quarterly Report on Form 10-Q, which will be filed today with the Securities and Exchange Commission (the “SEC”), as well as in a slide presentation that can be accessed through the “Investors” section of the Company’s website at investors.draftkings.com.

Expanded Mobile Sports Betting and iGaming Footprint

•DraftKings is live with mobile sports betting in 17 states that collectively represent approximately 36% of the U.S. population.

•DraftKings is also live with iGaming in 5 states, representing approximately 11% of the U.S. population.

•On May 18, 2022, DraftKings launched its Sportsbook and iGaming products in Ontario, Canada.

•Four of the U.S. jurisdictions where DraftKings has the potential opportunity to operate via a market access agreement or direct license – Maryland, Puerto Rico, Ohio, and Kansas – have authorized mobile sports betting. These four jurisdictions represent approximately 8% of the U.S. population and, pending licensure and regulatory approvals, would bring the percentage of the U.S. population where DraftKings expects to offer legalized mobile sports betting to approximately 44%.

•During the second quarter, the California Secretary of State confirmed that the online sports betting initiative that DraftKings supports took another step towards legalization by meeting the signature threshold to qualify for the ballot in November 2022. Tribes, leading homelessness and mental health advocates, and mayors of some of California’s largest cities are publicly supporting this initiative. DraftKings is cautiously optimistic about the ultimate outcome in November and the potential to generate hundreds of millions of dollars to address homelessness, mental health, and addiction in partnership with the state’s Tribes.

•In Massachusetts, the legislature passed a bill that, pending executive action, would legalize retail and online wagering on professional and collegiate sports. Massachusetts represents 2% of the U.S. population.

Product Functionality and Content

•In the second quarter, DraftKings continued to expand the functionality and content offering of its Sportsbook product, which the Company believes will help drive customer acquisition, engagement, and retention. These enhancements include new markets for Major League Baseball, such as wagers based on pitch speeds and pitch counts per plate appearance, and same game parlays for UFC® fights. In addition, the Company’s Sportsbook product has launched several features to strengthen its parlay offering - including parlay insurance, pre-packed same game parlays and the capability to void an individual leg of a same game parlay without voiding the entire parlay. DraftKings also plans to offer a feature that will allow users to combine multiple same game parlays.

•After a decade of innovation in Daily Fantasy Sports, DraftKings is bringing its digital gaming expertise and creativity to Web3 with the upcoming launch of a new game, Reignmakers Football. This next generation, NFT-powered fantasy football game is slated to debut on DraftKings Marketplace for kickoff of the 2022 football season in an effort to position the Company at the growing intersection of gaming and digital collectibles. Reignmakers Football combines fantasy sports with blockchain and techniques such as collecting and upgrading in a way designed to appeal to traditional and new collectors of NFTs, fantasy sports players, and fans of online and tabletop games. In collaboration with the National Football League Players Association, Reignmakers Football will feature tiered Player Card NFTs of real athletes whose on-field performances will score points within weekly lineups similar to Daily Fantasy Sports.

•In June 2022, the UFC® and DraftKings announced plans to launch a new iteration of DraftKings’ Reignmakers gamified digital collectibles franchise focused on UFC®. Reignmakers UFC® will allow fans to build NFT collections of their favorite UFC® fighters and utilize those NFTs in games to compete for prizes. Collectors may receive rewards both leading into and following the game rollout based on the utility of the NFT. Such rewards may include, among other things, entries into special Daily Fantasy Sports contests for cash and custom merchandise. Under DraftKings’ agreement with the UFC®, DraftKings Marketplace will have access to intellectual property from over 500 different athletes on the active UFC® roster from which to choose to create the Reignmakers UFC® collection.

•DraftKings continued to bolster its network of leading influencers and talent and expand its original programming - which is distributed on high reach platforms such as Apple Podcasts, iHeartRadio, Spotify, Twitch and YouTube - by announcing four new shows produced in coordination with Meadowlark Media. Joining the line-up are “Too Many Men” featuring hockey analysts Alison Lukan, Shayna Goldman and Sara Civian, “The Cooligans” with Alexis Guerreros and Christian Polanco, college football-focused “Shutdown Fullcast” hosted by Spencer Hall, Holly Anderson, Jason Kirk, and Ryan Nanni, and “DNF” (Did Not Finish), an F1 program with Jessica Smetana and Spencer Hall.

Environmental, Social and Governance Initiatives

•In April, DraftKings published its second Sustainability Report providing insights into the Company’s commitment to environmental, social and governance (“ESG”) initiatives, which is available here.

•DraftKings reached its goal of funding the planting of 1 million trees by Earth Day 2022, in collaboration with the Arbor Day Foundation and Gisele Bündchen, the Company’s Special Advisor to the CEO and Board of Directors for ESG initiatives. This tree planting initiative has been a global effort, making an impact across 14 U.S. states and 8 countries, and has supported the health and wellness of the surrounding communities and populations.

•DraftKings continued its commitment to training veterans and military spouses in high tech skills as part of its Tech for Heroes initiative, with the Company planning to train an additional 200 veterans and spouses in 2022. In the second quarter, DraftKings also provided opportunities for its customers to support veterans-focused organizations and programs through charity-focused Daily Fantasy Sports contests and special Sportsbook and iGaming promotions.

•DraftKings and BetBlocker, a leading responsible gaming and safer play not-for-profit charity, announced a collaboration to advance awareness of and access to BetBlocker’s innovative responsible gaming software. BetBlocker will allow DraftKings customers to set restrictions on their gaming activities across all of their devices at no cost to the customers. Such restrictions will apply globally across thousands of gaming sites, whether regulated or not.

•In recognition of DraftKings’ outstanding commitment to social responsibility as it relates to responsible gaming and its promotion and institution of effective responsible gaming practices and culture, the Company’s Responsible Gaming team received three awards at this year’s National Council on Problem Gambling (“NCPG”) conference, including the NCPG Corporate Social Responsibility Program of the Year.

Webcast and Conference Call Details

DraftKings will host a conference call and audio webcast today at 8:30 a.m. EDT, during which management will discuss the Company’s results for the quarter and provide commentary on business performance. A question and answer session will follow the prepared remarks.

To join the call live, participants must register at https://edge.media-server.com/mmc/p/8exf4kqk or on the DraftKings Investor Relations website. Once registered, participants can join the call online or receive a dial-in number and unique PIN to access the call. Please join approximately 5 minutes prior to the scheduled start time.

A live audio webcast of the earnings conference call will be available on the Company’s website at investors.draftkings.com, along with a copy of this press release, the Company’s Quarterly Report on Form 10-Q, and a slide presentation. The audio webcast and accompanying presentation will be available on the Company’s investor relations website until 11:59 p.m. EDT on September 14, 2022.

Non-GAAP Financial Measures

This press release includes Adjusted EBITDA, which is a non-GAAP financial measure that DraftKings uses to supplement its results presented in accordance with U.S. GAAP. The Company believes Adjusted EBITDA is useful in evaluating its operating performance, similar to measures reported by its publicly-listed U.S. competitors, and regularly used by security analysts, institutional investors and other interested parties in analyzing operating performance and prospects. Adjusted EBITDA is not intended to be a substitute for any U.S. GAAP financial measure, and, as calculated, may not be comparable to other similarly titled measures of performance of other companies in other industries or within the same industry.

DraftKings defines and calculates Adjusted EBITDA as net loss before the impact of interest income or expense (net), income tax provision or benefit, and depreciation and amortization, and further adjusted for the following items: stock-based compensation, transaction-related costs, litigation, settlement and related costs, advocacy and other related legal expenses, gain or loss on remeasurement of warrant liabilities, and other non-recurring and non-operating costs or income, as described in the reconciliation below.

DraftKings includes non-GAAP financial measures because they are used by management to evaluate the Company’s core operating performance and trends and to make strategic decisions regarding the allocation of capital and new investments. Adjusted EBITDA excludes certain expenses that are required in accordance with U.S. GAAP because they are non-recurring items (for example, in the case of transaction-related costs and advocacy and other related legal expenses), non-cash expenditures (for example, in the case of depreciation and amortization, remeasurement of warrant liabilities and stock-based compensation), or non-operating items which are not related to the Company’s underlying business performance (for example, in the case of interest income and expense and litigation, settlement and related costs).

The table below presents the Company’s Adjusted EBITDA reconciled to its net loss, which is the most directly comparable financial measure calculated in accordance with U.S. GAAP, for the periods indicated:

	Three months ended June 30,		Six months ended June 30,
(amounts in thousands)	2022	2021	2022	2021
Net loss	$(217,103)	$(305,526)	$(684,796)	$(651,870)
Adjusted for:
Depreciation and amortization (1)	42,315	30,051	74,540	58,244
Interest income, net	(1,929)	(1,642)	(2,077)	(2,627)
Income tax (benefit) provision	(81,226)	2,404	(80,757)	(2,191)
Stock-based compensation (2)	135,521	171,739	322,598	323,582
Transaction-related costs (3)	10,505	7,890	14,279	10,913
Litigation, settlement, and related costs (4)	2,446	3,599	4,396	4,221
Advocacy and other related legal expenses (5)	—	11,035	—	11,035
(Gain) loss on remeasurement of warrant liabilities	(14,315)	(16,984)	(26,996)	9,996
Other non-recurring and non-operating costs (income) (6)	5,652	2,132	(28,830)	4,133
Adjusted EBITDA	$(118,134)	$(95,302)	$(407,643)	$(234,564)

(1)The amounts include the amortization of acquired intangible assets of $27.1 million and $20.6 million for the three months ended June 30, 2022 and 2021, respectively, and $46.3 million and $39.7 million for the six months ended June 30, 2022 and 2021, respectively.
(2)Primarily reflects stock-based compensation expenses resulting from the issuance of awards under long-term incentive plans.
(3)Includes capital markets advisory, consulting, accounting and legal expenses related to evaluation, negotiation and integration costs incurred in connection with pending or completed transactions and offerings.
(4)Primarily includes external legal costs related to litigation and litigation settlement costs deemed unrelated to DraftKings’ core business operations.
(5)Includes certain non-recurring costs relating to advocacy efforts and other legal expenses in jurisdictions where DraftKings does not operate certain products and is actively seeking licensure, or similar approval, for those products. For the three and six months ended June 30, 2021, those costs primarily relate to DraftKings’ activities in Florida. The amounts presented exclude other costs relating to advocacy efforts and other legal expenses incurred in jurisdictions where related legislation has been passed and DraftKings currently operates.
(6)Primarily includes the change in fair value of certain financial assets, as well as the Company’s equity method share of the investee’s losses and other costs relating to non-recurring and non-operating items.

Information reconciling forward-looking fiscal year 2022 Adjusted EBITDA guidance to its most directly comparable U.S. GAAP financial measure, net income (loss), is unavailable to DraftKings without unreasonable effort due to, among other things, certain items required for such reconciliations being outside of DraftKings’ control and/or not being able to be reasonably predicted. Preparation of such reconciliations would require a forward-looking balance sheet, statement of income and statement of cash flow, prepared in accordance with U.S. GAAP, and such forward-looking financial statements are unavailable to the Company without unreasonable effort. DraftKings provides a range for its Adjusted EBITDA forecast that it believes will be achieved; however, the Company cannot provide any assurance that it can predict all of the components of the Adjusted EBITDA calculation. DraftKings provides an Adjusted EBITDA forecast because it believes that Adjusted EBITDA, when viewed with DraftKings’ results calculated in accordance with U.S. GAAP, provides useful information for the reasons noted above. However, Adjusted EBITDA is not a measure of financial performance or liquidity under

U.S. GAAP and, accordingly, should not be considered as an alternative to net income (loss) or cash flow from operating activities or as an indicator of operating performance or liquidity.

About DraftKings

DraftKings Inc. is a digital sports entertainment and gaming company created to fuel the competitive spirit of sports fans with products that range across daily fantasy, regulated gaming and digital media. Headquartered in Boston, and launched in 2012 by Jason Robins, Matt Kalish and Paul Liberman, DraftKings is the only U.S.-based vertically integrated sports betting operator. DraftKings is a multi-channel provider of sports betting and gaming technologies, powering sports and gaming entertainment for operators in 17 countries. The Company operates iGaming in 5 states through its DraftKings brand, as well as operating Golden Nugget Online Gaming, an award-winning iGaming product and iconic gaming brand, in 3 states. DraftKings’ Sportsbook is live with mobile and/or retail betting operations pursuant to regulations in 18 U.S. states and in Ontario, Canada. DraftKings’ daily fantasy sports product is available in 6 countries internationally with 15 distinct sports categories. DraftKings is both an official daily fantasy and sports betting partner of the NFL, NBA, MLB, NHL, PGA TOUR and UFC as well as an official daily fantasy partner of NASCAR. Launched in August 2021, DraftKings Marketplace is a digital collectibles ecosystem designed for mainstream accessibility that offers curated NFT drops and supports secondary-market transactions. DraftKings also owns Vegas Sports Information Network (VSiN), a multi-platform broadcast and content company.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, including statements about the Company and its industry that involve substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release, including statements regarding guidance, DraftKings’ future results of operations or financial condition, strategic plans and focus, user growth and engagement, product initiatives, the objectives of management for future operations, and the impact of COVID-19 on the Company’s business and the economy as a whole, are forward-looking statements. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “forecast,” “going to,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “propose,” “should,” “target,” “will,” or “would” or the negative of these words or other similar terms or expressions. DraftKings cautions you that the foregoing may not include all of the forward-looking statements made in this press release.

You should not rely on forward-looking statements as predictions of future events. DraftKings has based the forward-looking statements contained in this press release primarily on its current expectations and projections about future events and trends, including the current macroeconomic environment (including the impact of the COVID-19 pandemic), that it believes may affect its business, financial condition, results of operations, and prospects. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside DraftKings’ control and that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Important factors, among others, that may affect actual results or outcomes include, but are not limited to, DraftKings’ ability to manage growth; DraftKings’ ability to execute its business plan and meet its projections; potential litigation involving DraftKings; changes in applicable laws or regulations, particularly with respect to gaming; general economic and market conditions impacting demand for DraftKings’ products and services; economic and market conditions in the media, entertainment, gaming, and software industries in the markets in which DraftKings operates; the potential adverse effects of the current macroeconomic environment (including the COVID-19 pandemic), general economic conditions, unemployment and DraftKings’ liquidity, operations and personnel, as well as the risks, uncertainties, and other factors described in “Risk Factors” in DraftKings’ filings with the SEC, which are available on the SEC’s website at www.sec.gov. Additional information will be made available in other filings that

DraftKings makes from time to time with the SEC. The forward-looking statements contained herein are based on management’s current expectations and beliefs and speak only as of the date hereof, and DraftKings makes no commitment to update or publicly release any revisions to forward-looking statements in order to reflect new information or subsequent events, circumstances or changes in expectations, except as required by law.

Contacts

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